Exhibit 99.1

NEWS RELEASE

Tenet Healthcare Corporation
Headquarters Office
3820 State Street
Santa Barbara, CA 93105
Tel 805.563.6855
Fax 805.563.6871
http://www.tenethealth.com
Contacts:	Media:	Harry Anderson (805) 563-6816
	Investors:	Thomas Rice (805) 563-7188
Diana Takvam (805) 563-6883

Tenet Comments on Expected Third Quarter Results

And Longer-Term Outlook

Increased Bad Debt Expense to Impact Financial Results

Oct. 22, 2003 – Tenet Healthcare Corporation (NYSE: THC) today said that it expected its financial results for the third quarter ended Sept. 30, 2003 to be significantly below analysts’ current consensus expectations of $0.20 per share.  The company said that the primary driver of these adverse results was a significant deterioration in accounts receivable performance and a resulting increase in bad debt expense.  It expects bad debt expense in the quarter to exceed its budgeted estimates by approximately $240 million to $290 million, comprised primarily of an additional charge of approximately $200 million to $225 million for writing down accounts receivable to estimated net realizable value.  The company also expects to record a pre-tax asset impairment charge of approximately $100 million in discontinued operations in the quarter related to previously announced asset sales.  The company expects an approximately $250 million pre-tax gain to be recorded in discontinued operations upon the closing of other previously announced asset sales on or about year end.  The company is still in the process of closing its books for the third quarter and plans to announce complete results for the quarter on Tues., Nov. 11.

“While we continue to work diligently to address the many challenges facing Tenet, we also are contending with the rising costs of treating uninsured patients,” said Trevor Fetter, president and chief executive officer.  “For the third quarter, the company is facing substantially greater levels of uncollectible receivables than it had assumed in prior earnings guidance.  We are taking immediate action to manage and mitigate the steep increase in bad debt.  Despite these actions, we expect future earnings to be impacted by this trend.”

The company anticipates bad debt expense to be approximately $500 million to $550 million, or approximately 15 percent to 17 percent of net operating revenue, in the third quarter, which includes the above mentioned additional charge of approximately $200 million to $225 million, or approximately 6 percent to 7 percent of net operating revenue, for writing down accounts receivable to estimated net realizable value.  The additional charge for writing down accounts receivable to estimated net realizable value consists of two components:  1) the effect of reevaluating the continued application of historical collection patterns for both self-pay and managed care accounts receivable in light of recent trends, and 2) the effect of accelerating the write-down of self-pay accounts.  The company had previously assumed bad debt expense of approximately $260 million, or approximately 8 percent of budgeted net operating revenue, in its prior guidance.

The company said it no longer expects to achieve prior guidance of earnings per share from continuing operations in the range of $0.40 to $0.50 for the second half of 2003.  Likewise, performance for the 12-month period ending June 30, 2004 is expected to fall significantly below the previously anticipated range of $0.80 to $1.00 per share.  Given the number of factors, both industry-wide and company-specific, that are now impacting the company’s business, management is discontinuing earnings guidance at this time.

The company’s methodology for evaluating the collectability of its accounts receivable and determining estimated net realizable value will continue to be reviewed quarterly and adjusted for ongoing changes in the market environment.  As a result, the company may incur additional future charges related to these trends.

Based upon the preliminary results, the company believes it is likely that it will slightly exceed the 2.5 times leverage ratio covenant governing its $1.5 billion bank credit agreement for the third quarter ended Sept. 30, 2003.  The credit line is undrawn at this time and is currently utilized only for the provision of approximately $200 million of letters of credit.  The company is working with its bank group to amend the agreement to terms with which the company will be in compliance.  The company currently has approximately $200 million in available cash, and is in compliance with all other covenants in its bank credit agreement and all indentures for its public debt.

“Historically, Tenet has had very strong relationships with its key banks,” said Stephen D. Farber, chief financial officer.  “We expect to work productively with them to resolve this issue.”

Drivers of Increasing Bad Debt Expense

The increase in bad debt expense experienced in the third quarter resulted primarily from an adverse change in the company’s business mix as admissions of uninsured patients grew at an escalating rate.  The company expects to report same-facility admissions growth of approximately 1.6 percent in the third quarter, compared with growth of 4.6 percent in the year-ago quarter.

“Although admissions to our hospitals continue to grow at solid rates, increasingly more of that growth is coming from uninsured patients,” said Fetter.  “Additionally, many of these patients are being admitted through the emergency department and require high acuity treatment, which is more costly to provide and results in above-average billings, which are the least collectible of all accounts.”

The company believes these new trends are due to a combination of broad economic factors, including higher unemployment rates, increasing numbers of people who are uninsured, and the increasing burden of co-payments to be made by patients rather than insurers.

“The sharp escalation in these recent trends makes it very difficult to forecast future bad debt expense and financial performance in general,” said Farber.  “We are taking what we believe to be prudent steps in both adjusting our valuation of current receivables to the estimated net realizable value and refining our approach to estimating the collectibility of future receivables.”

IMPACT OF SELF-PAY ACCOUNTS ON BAD DEBT EXPENSE

Tenet writes down all self-pay accounts receivable, including accounts receivable related to the co-payments and deductibles due from patients with insurance, to estimated net realizable value as they age over the course of 120 days.  These accounts are turned over to Tenet’s in-house collection agency at 120 days.  The estimated net realizable value of these accounts is based on individual hospitals’ collection trends.

In writing down these receivables to estimated net realizable value, the company historically had employed a methodology that utilized gradual write-downs that escalated toward the end of the 120-day period.  Given the speed and severity of the new trends in self-pay accounts, the company is moving to a straight-line write-down methodology to arrive at estimated net realizable value.  This change to accelerate the write-off of bad debts will account for approximately 45 percent of the additional bad debt charge in the third quarter.

Historically, the in-house collection agency has collected approximately 17 cents for every dollar of self-pay accounts receivable assigned to it for collections.  Actual collections on these types of accounts receivable now are being collected at a rate of approximately 12 cents on the dollar.  Our process has been changed to reflect an increased weighting on the past 12 months of collection experience in determining estimated net realizable value for self-pay accounts.  Writing down the company’s self-pay receivables balance to this new, lower expected collection rate accounts for approximately 35 percent of the additional bad debt charge in the third quarter.

Impact of Managed Care Accounts on Bad Debt Expense

The remaining approximately 20 percent of the additional bad debt charge expected in the third quarter relates to changes in collectibility of managed care accounts receivable.  The company continues to experience significant payment pressure from managed care companies.  This has been exacerbated by disputes between certain managed care companies in California and certain of the company’s subsidiaries concerning substantial blocks of their past billings.  The company continues to aggressively pursue collection of these accounts using all means at its disposal, including arbitration and litigation.

Strategies to Manage New Bad Debt Trends

The company is taking multiple actions to address the rapid growth in uninsured patients.  These initiatives include conducting detailed reviews of intake procedures in hospitals facing the greatest pressures, and  enhancing and updating intake best practices for all of its hospitals.  The company had successfully implemented similar best practices in 1999 when facing increased bad debt expense at that time.  The company also is developing hospital-specific reports detailing collection rates by type of payor to help the hospital management teams better identify areas of vulnerability and opportunities for improvement.

Over the longer term, several other initiatives the company has previously announced should also help address this emerging challenge.  For example, the company’s innovative “Compact with the Uninsured,” a plan to offer managed care-style discounts to uninsured patients, would enable the company to offer lower rates to needy patients, who today are charged full gross charges.  Currently, those accounts are often written down as bad debt expense.  Implementation of the plan is awaiting approval by the government.

In addition, the company’s implementation of its previously announced three-year plan to consolidate billing and collection activities in regional business offices is on track and is expected to improve receivables performance once fully executed.  The company’s previously announced initiative to standardize patient accounting systems also will allow Tenet to quickly obtain better operations data at a consolidated level, providing management the tools it needs to more quickly identify and address business mix shifts.

Third-Quarter Earnings Announcement

The company plans to announce complete results for its third quarter on Tues., Nov. 11, issuing a press release before the market opens and hosting a live audio webcast to discuss results in greater detail at 11:00 a.m. EST.  All interested investors are invited to participate in the webcast via a link on the company’s website www.tenethealth.com or via www.companyboardroom.com.

Tenet Healthcare Corporation, through its subsidiaries, owns and operates 112 acute care hospitals with 27,474 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 113,526 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.